Exhibit 99.1

                          TAL INTERNATIONAL GROUP, INC.
                       REPORTS FIRST QUARTER 2006 RESULTS

Purchase, New York, May 8, 2006 - TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers, today reported results for the first quarter ended March 31, 2006.

Total revenues for the first quarter of 2006 were $73.9 million compared to $77.5 million in the first quarter of 2005. EBITDA (1) was $52.7 million for the quarter versus $71.7 million in the prior year period. Adjusted EBITDA (1) was $53.5 million for the quarter versus $63.2 million in last year's first quarter.

Income before income taxes for the quarter was $14.7 million compared to $21.3 million in the prior year quarter. Adjusted income before income taxes for the quarter would have been $15.6 million compared to $11.2 million in the prior year's first quarter, excluding the impact of unrealized losses (gains) on interest rate swaps of $0.9 million and $(10.1) million, respectively (see Non-GAAP Reconciliation Table for Adjusted Income Before Income Taxes and Adjusted Net Income below).

Net income applicable to common stockholders for the first quarter of 2006 was $9.5 million, or $0.28 per fully diluted common share, versus $7.4 million in the prior year quarter. Adjusted Net Income for the first quarter of 2006 would have been $10.1 million excluding the impact of $0.6 million in unrealized losses on interest rate swaps. Adjusted Net Income for the prior year quarter would have been $7.1 million excluding the impact of $(6.3) million in unrealized gains on interest rate swaps (see Non-GAAP Reconciliation Table for Adjusted Income Before Income Taxes and Adjusted Net Income below).

"We are pleased that the benefits of our initial public offering are now reflected in our financial results," commented Brian M. Sondey, President and CEO of TAL, "though our performance in the first quarter of 2006 reflected the seasonality of our business as well as several market pressures. The first quarter typically represents the slow season for both our leasing and disposal activity. Lease-out volumes, disposal volumes and container utilization usually reach their low point toward the end of the first quarter, and as a result, our leasing revenue and disposal gains are typically weak in this period. We did not experience the typical seasonal pattern in the first quarter of 2005 since we started the year with very high utilization due to the exceptionally strong leasing market in 2004. This year, the typical seasonal weakness in the first quarter was compounded by a decrease in new container prices at the end of 2005 and the lingering impacts of the oversupply of containers we experienced in 2005. We believe that both the seasonal and market factors have turned in our favor as we head into the second quarter."

OUTLOOK

The containerized shipping industry, as measured by loaded container liftings is forecasted to grow by 10.1% according to Clarkson Research Studies (March 2006 report).

Mr. Sondey commented, "As we enter into our peak season, we are encouraged by current market trends. Trade growth appears to have accelerated in the latter part of the first quarter and new containers are currently in short supply due to manufacturing disruptions. As a result, we are currently benefiting from strong demand for our existing fleet of containers, and our utilization has been increasing steadily since the late first quarter. In addition, the current shortage of containers and increased steel prices in China have resulted in a substantial increase in new container prices in China in the last two months."

Mr. Sondey concluded, "If the current strong market trends continue, we expect that utilization will move into the upper end of our targeted range later in the year. However, the recent manufacturing disruptions and rapid increase in container prices may create a challenge for us to meet our fleet growth objectives. We placed a large order for containers at the beginning of the year, and so were well positioned when the shortage developed at the end of the first quarter. However, our fleet growth may be constrained if the current supply disruptions continue. We will continue to work aggressively with our suppliers to secure additional containers at acceptable prices in order to meet our customers' needs and achieve our desired level of fleet expansion."

FINANCING ACTIVITIES

On April 12, 2006, TAL completed an offering of $680.0 million Series 2006-1 Floating Rate Secured Notes ("Series 2006-1 Notes") at par through its subsidiary, TAL Advantage I LLC ("TAL Advantage"). The annual interest rate on the Series 2006-1 Notes is LIBOR plus 0.19%, excluding the cost of insurance. TAL Advantage used the net proceeds of the offering, together with cash-on-hand, to repay all principal and interest that was owed pursuant to its existing Series 2005-1 Variable Rate Secured Notes ("Series 2005-1 Notes"). In conjunction with the offering, the maximum commitment of the holders of the Series 2005-1 Notes was reduced from $875.0 million to $300.0 million. Had this offering been concluded on or prior to December 31, 2005, interest expense would have been reduced by nearly $1.8 million in the first quarter of 2006.

As a result of the Company's recently completed asset securitization and subsequent repayment of all amounts due under its prior asset securitization facility, TAL will record a write-off of certain deferred financing costs in the second quarter of 2006.

INVESTORS' WEBCAST

TAL will hold a Webcast at 9 a.m. (New York time) on Tuesday, May 9th to discuss its fiscal first quarter results. An archive of the Webcast will be available from one hour after the live call through Friday, May 19, 2006. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

ABOUT TAL INTERNATIONAL GROUP, INC.

TAL is one of the world's largest lessors of intermodal freight containers with 19 offices in 12 countries and approximately 193 third party container depot facilities in 42 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 612,000 containers and related equipment representing approximately 987,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers as measured by fleet size.

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

CONTACTS
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

IMPORTANT CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2006.

The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating and liquidity performance. The Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

                            -Financial Tables Follow-

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

                          TAL INTERNATIONAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS

                    (Dollars in thousands, except share data)

                                                                                 MARCH 31,     DECEMBER 31,
                                                                                   2006            2005
                                                                               ------------    ------------
                                                                               (Unaudited)
ASSETS:
Cash and cash equivalents ..................................................   $     30,770    $     27,259
Accounts receivable, net of allowances of $1,288 and $820 ..................         29,173          31,738
Net investment in finance leases ...........................................         80,939          73,819
Leasing equipment, net of accumulated depreciation and allowances of
   $145,502 and $124,543 ...................................................      1,019,789       1,036,363
Leasehold improvements and other fixed assets, net of accumulated
   depreciation and amortization of $1,530 and $1,312 ......................          3,579           3,771
Equipment held for sale ....................................................         25,657          24,844
Goodwill ...................................................................         71,898          71,898
Deferred financing costs ...................................................          3,732           3,540
Other assets ...............................................................         27,437          26,304
                                                                               ------------    ------------
     Total assets ..........................................................   $  1,292,974    $  1,299,536
                                                                               ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable ...........................................................   $     21,895    $      7,524
Accrued expenses ...........................................................         26,570          30,063
Income taxes payable .......................................................            190             116
Deferred income tax liability ..............................................         17,192           9,239
Debt:
   Asset securitization facility ...........................................        697,000         710,000
   Senior secured credit facility ..........................................        121,000         148,000
   Capital lease obligations ...............................................         14,627          14,627
                                                                               ------------    ------------
     Total liabilities .....................................................        898,474         919,569
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued ...              -               -
Common stock, $.001 par value, 100,000,000 shares authorized, 32,882,208
   shares issued and outstanding ...........................................             33              33
Additional paid-in capital .................................................        394,389         394,389
Accumulated deficit ........................................................         (4,232)        (13,737)
Accumulated other comprehensive income (loss) ..............................          4,310            (718)
                                                                               ------------    ------------
   Total stockholders' equity ..............................................        394,500         379,967
                                                                               ------------    ------------
     Total liabilities and stockholders' equity ............................   $  1,292,974    $  1,299,536
                                                                               ============    ============

    The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

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

                          TAL INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

          (Dollars and shares in thousands, except earnings per share)

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                               ----------------------------
                                                                                   2006           2005
                                                                               ------------    ------------
                                                                                       (Unaudited)
REVENUES:
Leasing revenues, including income recognized on finance
   leases of $2,286 and $284, respectively .................................   $     66,875    $     72,275
Equipment trading revenue ..................................................          5,019           2,508
Management fee income ......................................................          1,576           1,996
Other revenues .............................................................            477             753
                                                                               ------------    ------------
     Total revenues ........................................................         73,947          77,532
                                                                               ------------    ------------
EXPENSES:
Equipment trading expenses .................................................          4,225           2,065
Direct operating expenses ..................................................          6,057           7,117
Administrative expenses ....................................................          9,539           9,709
Depreciation and amortization ..............................................         25,489          29,285
Provision (reversal) for doubtful accounts .................................            471            (225)
Net loss (gain) on sale of leasing equipment ...............................            108          (4,375)
Interest and debt expense ..................................................         12,456          21,114
Unrealized loss (gain) on interest rate swaps ..............................            854         (10,060)
Management fees ............................................................             --           1,626
                                                                               ------------    ------------
     Total expenses ........................................................         59,199          56,256
                                                                               ------------    ------------
Income before income taxes .................................................         14,748          21,276
Income tax expense .........................................................          5,243           7,891
                                                                               ------------    ------------
     Net income ............................................................          9,505          13,385
Preferred stock dividends ..................................................             --          (6,028)
                                                                               ------------    ------------
Net income applicable to common stockholders ...............................   $      9,505    $      7,357
                                                                               ============    ============
Net income per common share: Basic                                             $       0.29    $       0.72
                                                                               ============    ============
Net income per common share: Diluted                                           $       0.28    $       0.72
                                                                               ============    ============

Weighted average number of common shares outstanding-- Basic                         32,882          10,151
Weighted average number of common shares outstanding-- Diluted                       33,459          10,151

   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

                           NON-GAAP FINANCIAL MEASURES
                           ---------------------------

We use the terms "EBITDA", "Adjusted EBITDA", "Adjusted Income Before Income Taxes", and "Adjusted Net Income" throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized loss (gain) on interest rate swaps and management fees.

Adjusted Income Before Income Taxes is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Income Before Income Taxes excludes the unrealized loss (gain) on interest rate swaps. Adjusted Net Income is defined as net income as further adjusted for the item discussed above, net of tax.

EBITDA, Adjusted EBITDA, Adjusted Income Before Income Taxes, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss), or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Income Before Income Taxes, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

o these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized losses (gains) on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

o these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future (such as expenses related to management agreements which terminated upon the closing of our initial public offering on October 17, 2005); and

o these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income (loss), the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three months ended March 31, 2006 and 2005.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Income Before Income Taxes and Adjusted Net Income in the tables below for the three months ended March 31, 2006 and 2005.

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

                          TAL INTERNATIONAL GROUP, INC.
              NON-GAAP RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

                             (Dollars in Thousands)

                                              THREE MONTHS ENDED
                                                  MARCH 31,
                                           -----------------------
                                              2006         2005
                                           ----------   ----------
Net income .............................   $    9,505   $   13,385
   Add (subtract):
     Interest and debt expense .........       12,456       21,114
     Income tax expense ................        5,243        7,891
     Depreciation and amortization .....       25,489       29,285
                                           ----------   ----------
EBITDA .................................       52,693       71,675
                                           ----------   ----------
   Add (subtract):
     Unrealized loss (gain) on
     interest rate swaps(a) ............          854      (10,060)
     Management fees(b) ................            -        1,626
                                           ----------   ----------
Adjusted EBITDA........................    $   53,547   $   63,241
                                           ==========   ==========

(a) Reflects the reversal of unrealized losses (gains) on interest rate swap contracts that we entered into on December 14, 2004 and October 28, 2005.

(b) Reflects the reversal of management fees of $1.6 million in the three months ended March 31, 2005 payable to our affiliates pursuant to certain management agreements which terminated immediately prior to the consummation of our initial public offering.

                          TAL INTERNATIONAL GROUP, INC.
                NON-GAAP RECONCILIATION OF ADJUSTED INCOME BEFORE
                      INCOME TAXES AND ADJUSTED NET INCOME

                             (DOLLARS IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                  MARCH 31,
                                           -----------------------
                                              2006         2005
                                           ----------   ----------

Income before income taxes .............   $   14,748   $   21,276
   Add (subtract):
     Unrealized loss (gain) on
     interest rate swaps ...............          854      (10,060)
                                           ----------   ----------
Adjusted income before income taxes ....   $   15,602   $   11,216
                                           ==========   ==========
Net income (a) .........................   $    9,505   $   13,385
   Add (subtract):
     Unrealized loss (gain) on
     interest rate swaps ...............          550       (6,329)
                                           ----------   ----------
Adjusted net income ....................   $   10,055   $    7,056
                                           ==========   ==========

(a)  All net income adjustments are reflected net of income taxes.

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